Exhibit (a)(1)(D)

Screen shot with election information

Make An Election

CONTACT INFO LOG OUT

Election Info

Election Information

Click on a link below to view detailed information on the UnitedHealth Group Tender Offer Election.

Offer To Amend

Instructions to this Election Form

FAQ

Make An Election